Exhibit 99.1

Epiq Systems Announces Christopher E. Olofson Will Resign

as an Executive Officer and Continue as a

Board Member and Senior Advisor to the Company

Kansas City, KS (June 12, 2014) - Epiq Systems, Inc. (NASDAQ:  EPIQ), a leading provider of managed technology for the global legal profession, today announced the resignation of Christopher E. Olofson as an executive officer of the company effective June 30, 2014. Mr. Olofson will continue to serve as a member of the Board of Directors and provide six months of consulting services as a senior advisor.

Mr. Olofson joined Epiq in 1988.  During his career, he has served the company in a variety of executive positions, including president and chief operating officer.

Tom W. Olofson, chairman and chief executive officer said, “Chris’s vision and long commitment have been integral to the company’s growth, and we look forward to his continued service as a senior advisor and member of our Board of Directors.  Chris has made many significant contributions to the company over the years.  His leadership has been instrumental in building our top-ranked global eDiscovery, bankruptcy and settlement businesses, and his contributions to our business strategy, operations practices, technology and culture will benefit Epiq for years to come.  All of our associates have enjoyed working with Chris, and everyone wishes him the very best.”

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy, and class action and mass tort administration.  We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters.  Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.  Visit us at www.epiqsystems.com.

For more information

Lew P. Schroeber, Investor Relations

Telephone: 913-621-9500

Email:  ir@epiqsystems.com

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